Exhibit 10.3

FORM OF

NONCOMPETITION AGREEMENT

This Noncompetition Agreement (this “Agreement”) is entered into effective as of                 ,             between CDW Corporation, a Delaware corporation (together with its successors and assigns, the “Company”), and                     (the “Executive”).

WHEREAS, the Executive acknowledges that in the course of the Executive’s employment with the Company or its subsidiaries, the Executive has and will become familiar with trade secrets and other confidential information concerning the Company and its subsidiaries and that the Executive’s services will be of special, unique and extraordinary value to the Company and its subsidiaries;

WHEREAS, the Executive acknowledges that the Company’s Confidential Information (as defined in Section 4 below) will retain continuing vitality throughout and beyond the Noncompetition Period (as defined in Section 1 below), and that should Executive leave the Company and work for a competitor during the Noncompetition Period, it would be highly likely, if not inevitable, that Executive would use or disclose the Company’s Confidential Information, and Executive therefore agrees that the restrictions in this Agreement are necessary to protect the Company’s legitimate business interests;

WHEREAS, the Board of Directors of the Company has approved a Compensation Protection Agreement with the Executive (the “CPA”); and

WHEREAS, as a condition to the Executive becoming a party to the CPA, the Executive is required to execute this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein, in the CPA, and in the overall employment relationship between the Company and the Executive, the adequacy and sufficiency of which are hereby acknowledged, the Company and the Executive hereby agree as follows:

1. Noncompetition. Executive agrees not to become employed by, perform services for, form, develop, or otherwise become associated with (as an employee, officer, director, manager, partner or consultant or member, stockholder or investor owning more than a 2% interest or other similar role) a Competitor of the Company or any of its subsidiaries at any time during Executive’s employment with or service to the Company or any of its subsidiaries or for eighteen months after the termination of Executive’s employment with or service to the Company or any of its subsidiaries (the “Noncompetition Period”).

2. Nonsolicitation. Executive further agrees that during the Noncompetition Period Executive shall not in any manner, directly or indirectly, (i) solicit any CDW Employee or induce or attempt to induce any CDW Employee to terminate or abandon his or her employment for any purpose whatsoever or (ii) on behalf of any Competitor, call on, service, solicit or otherwise do business with any CDW Vendor or CDW Customer.

3. Exceptions. Nothing in this Agreement shall prohibit Executive from being (i) a stockholder in a mutual fund or a diversified investment company or (ii) an owner of not more than two percent of the outstanding stock of any class of a corporation, any securities of which are publicly traded, so long as Executive has no active participation in the business of such corporation.

4. Confidentiality. Other than as required in the ordinary course of Executive’s employment by the Company or its subsidiaries, and except as specifically authorized by the Company’s Board of Directors or Executive’s direct supervisor, Executive shall not at any time make use of or disclose, directly or indirectly, any (i) trade secret or other confidential or secret information of the Company or of any of its subsidiaries or (ii) other technical, business, proprietary or financial information of the Company or of any of its subsidiaries not available to the public generally or to Competitors (“Confidential Information”), except to the extent that such Confidential Information (a) becomes a matter of public record or is published in a newspaper, magazine or other periodical or on electronic or other media available to the general public, other than as a result of any act or omission by Executive or (b) is required to be disclosed by any law, regulation or order of any court or regulatory commission, department or agency, provided that Executive gives prompt notice of such requirement to the Company to enable the Company to seek an appropriate protective order. Promptly following the termination of Executive’s employment or service with the Company or any of its subsidiaries, Executive shall surrender to the Company all records, memoranda, notes, plans, reports, computer tapes and software and other documents and data which constitute Confidential Information which Executive may then possess or have under his/her control (together with all copies thereof).

5. Intellectual Property. The Executive shall not, at any time, have or claim any right, title or interest in any trade name, patent, trademark, copyright, trade secret, intellectual property, methodologies, technologies, procedures, concepts, ideas or other similar rights (collectively, “Intellectual Property”) belonging to the Company or any of its affiliates and shall not have or claim any right, title or interest in or to any material or matter of any kind prepared for or used in connection with the business or promotion of the Company or any of its affiliates, whether produced, prepared or published in whole or in part by the Executive or by the Company or any of its affiliates. All Intellectual Property that is conceived, devised, made, developed or perfected by the Executive, alone or with others, during the Executive’s employment that is related in any way to the Company’s or any of its affiliates’ business or is devised, made, developed or perfected utilizing equipment or facilities of the Company or its affiliates shall be works for hire and become the sole, absolute and exclusive property of the Company. If and to the extent that any of such Intellectual Property should be determined for any reason not to be a work for hire, the Executive hereby assigns to the Company all of the Executive’s right, title and interest in and to such Intellectual Property. At the reasonable request and expense of the Company but without charge to the Company, whether during or at any time after the Executive’s employment with the Company, the Executive shall cooperate fully with the Company and its affiliates in the securing of any trade name, patent, trademark, copyright or intellectual property protection or other similar rights in the United States and in foreign countries, including without limitation, the execution and delivery of assignments, patent applications and other documents or papers. In accordance with the Illinois Executive Patent Act, 765 ILCS 1060, the Executive is hereby notified by the Company, and understands, that the foregoing provisions do not apply to an invention for which no equipment, supplies, facilities or trade secret information of the Company or any of its affiliates was used and which was developed entirely on the Executive’s own time, unless (i) the invention relates (A) to the business of the Company or (B) to the Company’s or any of its affiliate’s actual or demonstrably anticipated research and development, or (ii) the invention results from any work performed by the Executive for the Company.

6. Extension. Because the protection of the Company’s Confidential Information requires that Executive not perform the activities described in Sections 1 and 2 for the full Noncompetition Period, Executive agrees that the Noncompetition Period provided in Section 1 shall be extended for any time during which Executive breaches this Agreement, such that Executive does not perform the proscribed activities for a time period equal to the full amount of time provided in Section 1.

7. Reformation. If, at any time of enforcement of this Agreement, a court or an arbitrator holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area and that the court or arbitrator shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law. This Agreement shall not authorize a court or arbitrator to increase or broaden any of the restrictions in this Agreement.

8. Executive Acknowledgments. The Executive acknowledges that the restrictions contained herein are reasonable and necessary to protect the legitimate business interests of the Company and its subsidiaries and to prevent damage or loss to the Company and its subsidiaries. The Executive further acknowledges that adhering to the restrictions contained herein will not unduly restrict his or her post-employment opportunities or otherwise impose an undue burden upon him or her.

9. Definitions. For purposes of this Agreement the following terms shall have the following meanings:

“CDW Customer” means (i) any person or entity that purchased any products or services from the Company or any of its subsidiaries or affiliates at any time within a two year period prior to Executive’s termination (for whatever reason) from the Company or (ii) any person or entity with respect to whom, at any time during the one year period prior to Executive’s termination (for whatever reason) from the Company, Executive submitted or assisted in the development or submission of a presentation or proposal of any kind on behalf of the Company or any of its subsidiaries or affiliates, acquired or had access to any Confidential Information or had contact with as a result of Executive’s employment with the Company.

“CDW Employee” means any person who was an officer, manager-level or other key employee or any material group of employees of the Company or any of its subsidiaries or affiliates either (i) at any time within three months of the prohibited contact; or (ii) at any time within three months of Executive’s termination (for whatever reason) from the Company.

“CDW Vendor” means any person or entity that provided goods or services to the Company or any of its subsidiaries or otherwise did business with the Company or any of its subsidiaries at any time within a two-year period prior to Executive’s termination (for whatever reason) from the Company.

“Competitor” means any Person conducting or planning to conduct a business similar to and in competition with any business conducted or planned by the Company or any of its subsidiaries in any geographic area in which the Company or any of its subsidiaries is conducting such business or plans to conduct such business as of the date of termination of Executive’s employment with or services to the Company or its subsidiaries, if Executive, while employed by or providing services to the Company or any of its subsidiaries, was involved in such business or had knowledge of the operations of such business or received or was otherwise in possession of Confidential Information as defined in Section 4 regarding such business.

“Person” means any individual, partnership, corporation, association, joint stock company, trust, joint venture, limited liability company, unincorporated organization, governmental entity or department, agency or political subdivision thereof.

10. Remedies. The parties hereto shall be entitled to enforce their respective rights under this Agreement specifically, to recover damages by reason of any breach of any provision of this Agreement, and to exercise all other rights existing in their favor. The parties hereto acknowledge and agree that money damages would not be an adequate remedy for any breach of the provisions of this Agreement and that any party hereto may, in their sole discretion, apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief (without posting bond or other security) in order to enforce or prevent any violation of the provisions of this Agreement. The Executive submits himself or herself to the personal jurisdiction of the courts of the State of Illinois in any action by the Company to enforce the provisions of this Agreement. Executive will reimburse the Company for all costs (including reasonable attorneys’ fees) incurred in connection with any action to enforce this Agreement if Company prevails on any material issue involved in such dispute.

11. Notices. All notices, requests or other communications provided for in this Agreement shall be made, if to the Company, to CDW Corporation, Attn: General Counsel, 200 N. Milwaukee Avenue, Vernon Hills, Illinois 60061, and if to Executive, to the last known mailing address of Executive contained in the records of the Company. All notices, requests or other communications provided for in this Agreement shall be made in writing either (a) by personal delivery, (b) by facsimile or electronic mail with confirmation of receipt, (c) by mailing in the United States mails or (d) by express courier service. The notice, request or other communication shall be deemed to be received upon personal delivery, upon confirmation of receipt of facsimile or electronic mail transmission or upon receipt by the party entitled thereto if by United States mail or express courier service; provided, however, that if a notice, request or other communication sent to the Company is not received during regular business hours, it shall be deemed to be received on the next succeeding business day of the Company.

12. Entire Agreement. This Agreement constitutes the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or between the parties, written or oral, which may have related in any manner to the subject matter hereof.

13. Successors and Assigns. This Agreement shall be enforceable by the Executive and his heirs, executors, administrators and legal representatives, and by the Company and its successors and assigns. In the event of the consummation of a transaction initiated by the Company involving the formation of a direct or indirect holding company of the Company for an internal legal or business purpose in which the holders of the outstanding voting securities of the Company become the holders of the outstanding voting securities of such holding company in substantially the same proportions, all references to the “Company” herein shall be deemed to be references to the new holding company.

14. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Illinois without regard to principles of conflict of laws.

15. Amendment and Waiver. The provisions of this Agreement may be amended or waived only by the written agreement of the Company and the Executive, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

16. Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed to be an original and both of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date first written above.

CDW CORPORATION

By:
Thomas E. Richards
Chairman and Chief Executive Officer

EXECUTIVE

Signature Page to Noncompetition Agreement